Exhibit 10.3

Spherix Incorporated

RESTATED

CONSULTING AGREEMENT

BETWEEN SPHERIX INCORPORATED

AND GILBERT V. LEVIN

This Restated Consulting Agreement (this “Agreement”) is made as of this 23rd day of March, 2004, by and between the undersigned.

RECITALS

Spherix Incorporated, a Delaware corporation (the “Corporation”), and Gilbert V. Levin (the “Employee”), have executed and delivered a Consulting Agreement dated as of February 17, 1993, as amended (the “Consulting Agreement”).  The Corporation and the Employee now desire to make certain changes to the Consulting Agreement, which is herewith completely restated.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the parties hereto agree as follows:

1.             Retirement.  As used herein, the term “retirement” shall mean the time at which Dr. Levin ceases to be an employee of the Corporation.

2.             Consultation Services.

(a)           Upon retirement, the Employee agrees to make himself available to the Corporation as an independent contractor should the Company, from time to time, so desire.  The Corporation agrees to engage the Consultant as such upon the terms and conditions hereinafter set forth.

(b)           The Employee agrees to render services as a general advisor and consultant to management on a part-time, as needed basis, as may be requested by the Corporation at a mutually convenient time.  It is agreed that such services shall not require the Employee to be active in the day-to-day operation of the Corporation.

(c)           The term during which the Employee shall be required to perform consulting services on a part-time, as needed basis, shall be limited to any Company requests that may be issued to him from time to time.  There will be no minimum amount of consulting time required.  Any such consulting time provided by the Employee will be compensated at the rate of $2,000 per day, such rate to be changed annually to reflect the CPI as announced by the Federal Government.  The Corporation will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in connection with the Agreement, including, but not limited to, all travel expenses.  Travel reimbursement shall be made in accordance with the Corporation’s travel policy then in effect.  If any such expenses are paid by the Employee in the first instance, the Corporation will reimburse him upon submission of receipts therefor.

(d)           As a major stockholder of the Corporation and a valued contributor to the business of the Corporation, the Employee and Corporation acknowledge that Board of Director and Board Committee membership by the Employee may continue into retirement.  For purposes of this Agreement, services rendered as a Board member by the Employee shall not be considered consultation to the Corporation hereunder.

3.             The Consulting Agreement, as hereby restated, is ratified and confirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed, under seal, and delivered this Agreement the date first above written.

SPHERIX INCORPORATED
(SEAL)

ATTEST:		By:
	Katherine M. Brailer		Thomas W. Gantt
	Corporate Secretary		President and CEO

WITNESS:		By:
Gilbert V. Levin